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CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                                          1994
                                              3 Months    9 Months   12 Months
                                                Ended      Ended       Ended                 Year Ended December 31,
                                              Sept. 30    Sept. 30    Sept. 30     1993       1992       1991      1990       1989
   Earnings:
A.  Net Income                                $12,434     $ 43,428    $ 51,933   $ 50,390   $ 47,688   $ 42,941   $ 41,035 $ 39,117
B.  Federal Income Tax                          6,405       23,040      28,735     27,158     24,363     21,361     20,374   18,918
C.   Earnings before Income Taxes             $18,839     $ 66,468    $ 80,668   $ 77,548   $ 72,051   $ 64,302   $ 61,409 $ 58,035
D. Total Fixed Charges 1                        7,999       25,004      33,580     33,820     34,888     37,737     42,906   43,523
E. Total Earnings                             $26,838     $ 91,472    $114,248   $111,368   $106,939   $102,039   $104,315 $101,558

   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247              $ 1,282     $  3,844    $  5,384   $  5,562   $  5,544   $  5,659   $  5,681 $  5,698
G.  Less Allowable Dividend Deduction             132          396         528        528        544        544        544      544
H.  Net Subject to Gross-up                     1,150        3,448       4,856      5,034      5,000      5,115      5,137    5,154
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)                  1.515        1.531       1.553      1.539      1.511      1.497      1.497    1.484

J.  Pref. Dividend (Pre-tax) (HxI)              1,742        5,279       7,541      7,747      7,555      7,657      7,690    7,649
K.  Plus Allowable Dividend Deduction             132          396         528        528        544        544        544      544
L. Preferred Dividend Factor                    1,874        5,675       8,069      8,275      8,099      8,201      8,234    8,193

M. Fixed Charges (D)                            7,999       25,004      33,580     33,820     34,888     37,737     42,906   43,523
N.  Total Fixed Charges
     and Preferred Dividends                  $ 9,873     $ 30,679    $ 41,649   $ 42,095   $ 42,987   $ 45,938   $ 51,140 $ 51,716

O. Ratio of Earnings to Fixed
    Charges (E/D)                                3.36         3.66        3.40       3.29       3.07       2.70       2.43     2.33
P. Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)                2.72         2.98        2.74       2.65       2.49       2.22       2.04     1.96

                1 Includes a portion of rent expense deemed to be representive of the interest factor.
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